SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Genesis HealthCare Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	20-0023783 (IRS Employer Identification Number)
(State of Incorporation or Organization)

101 East State Street
Kennett Square, PA	19348
(Address of Principal Executive Offices)	(Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☒

     Securities Act registration statement file number to which this form relates: N/A

     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
N/A

     Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of Class)

Item 1.      Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed by Genesis HealthCare Corporation (the “Company”) with the Securities and Exchange Commission on November 18, 2003, relating to the Rights Agreement by and between the Company and StockTrans, Inc., as Rights Agent (the “Rights Agent”), dated as of November 18, 2003 (the “Rights Agreement”), which is incorporated by reference herein. All capitalized terms not defined herein have the meanings ascribed to such terms in the Rights Agreement.

     On January 15, 2007, the Company entered into an Agreement and Plan of Merger (as it may be amended and supplemented from time to time, the “Agreement”) with FC-GEN Acquisition, Inc. (“FC”). In connection with the Company’s execution of the Agreement, on January 15, 2007 the Company and the Rights Agent executed an amendment to the Rights Agreement (the “First Amendment”). The First Amendment provides that, among other things, neither the execution of the Agreement nor the consummation of the Merger or the other transactions contemplated by the Agreement will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither FC nor any of its respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) solely by virtue of the approval, execution, delivery, adoption or performance of the Agreement or the consummation of the Merger or any other transactions contemplated by the Agreement.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement, as amended, and the First Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 2.      Exhibits.

4.1	Rights Agreement, dated as of November 18, 2003, between Genesis HealthCare Corporation and StockTrans, Inc. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on November 18, 2003).

4.2	Amendment No. 1 to the Rights Agreement, dated as of January 15, 2007, by and between Genesis HealthCare Corporation and StockTrans, Inc., as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GENESIS HEALTHCARE CORPORATION

By:	/s/ James V. McKeon
Name: James V. McKeon
Title: Chief Financial Officer

Date: January 18, 2007

EXHIBIT LIST

No.     Description

4.1	Rights Agreement, dated as of November 18, 2003, between Genesis HealthCare Corporation and StockTrans, Inc. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on November 18, 2003)

4.2	Amendment No. 1 to the Rights Agreement, dated as of January 15, 2007, by and between Genesis HealthCare Corporation and StockTrans, Inc., as Rights Agent